Table of Contents

SHAREHOLDERS' AGREEMENT OF
NACIONAL MINÉRIOS S.A.

This Shareholders' Agreement is entered into by and among:

I. as parties:

COMPANHIA SIDERÚRGICA NACIONAL, with head offices in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua São José N. 20, group 1602 (part), enrolled with the Federal Taxpayer's Registry under N. 33.042.730/0001 -04, herein represented in accordance with its by-laws ("CSN"); and

BIG JUMP ENERGY PARTICIPAÇÕES S.A., with head offices in the city of São Paulo, state of São Paulo, at Rua da Consolação, 247, 3rd Floor, Room 85A, enrolled with the Federal Taxpayer's Registry under N. 09.431.882/0001 -14, herein represented in accordance with its by-laws ("New Investor");

II. as intervening parties:

NACIONAL MINÉRIOS S.A., with head offices in the city of Congonhas, state of Minas Gerais, at Logradouro Casa da Pedra, without number, part, enrolled with the Federal Taxpayer's Registry under N. 08.446.702/0001 -05, herein represented in accordance with its by-laws ("Company");

BRAZIL JAPAN IRON ORE CORPORATION, with its head office at 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan, herein represented in accordance with its by-laws ("Japanese SPC"); and

POSCO, with its head office at 892 Daechi 4-dong Gangnam-gu, Seoul, 135-777, Korea, herein represented in accordance with its by-laws ("Posco").

(CSN and the New Investor jointly referred to as "Parties" or "Shareholders" and individually as "Party" or "Shareholder")

WHEREAS:

(A) the Parties are the owners of all of the shares issued by the Company, including shares transferred to the members of the Board of Directors appointed by each Shareholder;

(B) the New Investor will be merged into the Company or the Company will be merged into the New Investor, resulting that, in any case, the Japanese SPC and Posco will become direct shareholders' of the Company; and

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(C) by means of this agreement, the Parties intend to agree upon principles, procedures and rules which shall govern their relationship as shareholders of the Company;

NOW, THEREFORE, the Parties and the intervening parties agree to enter into this shareholders' agreement ("Shareholders' Agreement"), which shall be governed by the following provisions:

SECTION I. BASIC PRINCIPLES APPLICABLE TO THE COMPANY

1.1 The Parties shall exercise their voting rights and controlling power so as to ensure that the activities of the Company comply with the following basic principles and premises:

(i) the management of the businesses of the Company shall be exercised by capable and experienced professionals, who must be duly qualified to hold their positions;

(ii) the strategic decisions of the Company shall procure the growth of its business, the development of new projects, and the maximization of the return of the investment made by its shareholders in compliance with prudent management practices;

(iii) the management (administração) of the Company shall always seek high levels of profitability, efficiency and competitiveness pursuant to applicable law; and

(iv) basic guiding principles and premises set forth in Exhibit 1.1 attached hereto.

1.2 The Parties agree and acknowledge that Exhibit 1.1 attached hereto constitutes the Long-Term Business Plan (as defined below) of the Company approved by the Parties. Subject to events not under reasonable control of the Parties, the Parties agree to cause the Company to construct the production facilities listed on such Exhibit 1.1, including the beneficiation plant and the pellet plants substantially in accordance with those descriptions.

1.3 The Parties agree to adopt the draft of the by-laws attached hereto, as amended from time to time from the date hereof, as the by-laws of the Company, the terms and conditions of which are (i) in accordance with the terms and conditions hereof; and (ii) appropriate to enforce the rights and obligations of the Parties pursuant to this Shareholders’ Agreement ("By-Laws").

1.3.1 If any provision hereof is deemed to be conflicting or otherwise not enforceable vis-à-vis any provision of the By-Laws, the Parties agree (i) that such provision of this Shareholders’ Agreement shall prevail over the applicable provision of the By-Laws; and (ii) to cause the Company to hold an Extraordinary Shareholders’ Meeting as soon as reasonably practicable and approve in such meeting amendments to the By-Laws so that the terms and conditions hereof can be fully enforced by the Parties during all times.

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SECTION II. SHARES SUBJECT TO THIS AGREEMENT

2.1 All shares issued by the Company and owned by the Parties on the date hereof or which may be acquired during the term of this Shareholders' Agreement by any of them in any capacity and in any manner, including all rights inherent to such shares ("Shares"), are subject to this Shareholders' Agreement.

2.2 Each of CSN and the New Investor hereby represents on the date hereof, and for the remaining term of this Shareholders’ Agreement, that (i) it owns of record and beneficially its Shares that are registered in its respective name in the Nominative Shares Registry Book of the Company; (ii) its Shares have been duly authorized and validly issued and are fully paid in and nonassessable; (iii) its Shares are free and clear of any and all Liens (as defined below) for the benefit of any third party, debts or obligations of any nature whatsoever, except for the Liens created pursuant to this Shareholders' Agreement; (iv) except for this Shareholders' Agreement, there are no voting agreements or understandings of any nature involving its Shares for the benefit of any third party; and (v) there is no pending Action (as defined below) which may in any way, directly or indirectly, involve its Shares. For the purposes of this Shareholders’ Agreement, (a) "Lien" means any lien (gravame), pledge (penhor), usufruct, security interest (any direito real de garantia including, but not limited to, alienação fiduciária), charge, claim, mortgage, deed of trust, option, call, warrant, purchase right, lease, priority rights, preemptive rights, rights of first refusal, purchase preference rights, commitments, rights of conversion, rights to exchange, transfer restrictions of any nature, or other agreements or commitments, of any nature, providing for the purchase, issuance, or sale of securities, voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to any rights attributable to securities, or any other encumbrance (gravame) whatsoever, and (b) "Action" means any litigation, action, suit, proceeding, condemnation, investigation, judicial or administrative claim, or audit commenced, brought or conducted by, before or with any court or governmental authority, or any arbitration proceeding.

2.3 Notwithstanding the provisions of Section III and Section IV below, in the event a Party is authorized to make a Direct Transfer (as defined below) of its Shares to a third party, such Direct Transfer will not be valid until the acquirer adheres in writing to this Shareholders' Agreement and, in case CSN is the transferor, CSN complies with its obligations under Section 15.3.1.

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2.4 Unless such act is carried out with the prior written consent of all Parties, no Party shall be permitted to create a Lien, directly or indirectly, on its Shares to secure any of its obligations or those of any third party.

2.5 The Parties agree that any and all Direct Transfers of Shares are hereby prohibited, except

(i) for direct purchases and sales of the Shares in accordance with Section III (Right of First Refusal),

(ii) transfer of Shares from [•] to [•]1 as a result of the Downstream Merger (as defined in Section 9.4),

(iii) after consummation of the Downstream Merger or Upstream Merger (as defined in Section 9.4.3), as the case may be, Direct Transfer of all or part of the Shares held by Posco to any third party, provided, however, that (1) Japanese SPC, one or more shareholders of the Japanese SPC (on the date hereof) and/or Posco shall hold, directly or indirectly, [•]% [•] of all Shares held by the New Investor on the date hereof, (2) such acquiring person adheres to this Shareholders' Agreement, and (3) be considered jointly with the Japanese SPC as one single Party for any and all purposes hereunder;

(iv) Direct Transfer of Shares by and between Japanese SPC and Posco;

(v) Direct Transfer of Shares between a Party and any entity directly or indirectly Controlled by such Party, provided that (i) the transferring Party is, during all times, the direct and/or indirect owner of at least [•]% [•] of voting and total capital stock of the acquirer, which shall remain during all times as the direct holder of all acquired Shares, and (ii) the acquirer adheres in writing to this Shareholders' Agreement, becoming a Party hereto and undertaking to comply with all obligations set forth herein; provided, however, that the transferring Party shall remain jointly and severally liable with respect to the obligations (including transfer restrictions) provided in this Shareholders' Agreement; and

(vi) as expressly provided for in Sections IV (Tag Along Rights), X (Put and Call – Disagreement) and XV (Put and Call – Default under the Shareholders’ Agreement and the Operational Agreements) (each such permitted Direct Transfer a "Permitted Transfer").

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1Text marked as [•] denotes CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

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2.5.1 For the purposes of this Shareholders' Agreement, "Direct Transfer" shall mean any direct sale, transfer, assignment, exchange, donation, increase of the capital stock of a company with, disposal of, cancellation or replacement of the Shares, with or without consideration therefor, foreclosure on a pledge (excussão de penhor ou caução), placement in trust (fideicomisso), or any other transaction (including, without limitation, any corporate restructuring event, such as spin-off, merger, amalgamation or drop down of assets) which results in the Direct Transfer of ownership of, and/or rights inherent to, the Shares.

2.5.2 Permitted Transfers may not be used to circumvent any of the provisions of this Shareholders' Agreement, including, but not limited to, the right of first refusal set forth in Section III and the tag along rights set forth in Section IV.

2.6 The Parties agree that any and all indirect sale, transfer, assignment, exchange, donation, increase of the capital stock of a company with, disposal of, cancellation or replacement of the Shares, with or without consideration therefor, foreclosure on a pledge (excussão de penhor ou caução), placement in trust (fideicomisso), or any other transaction (including, without limitation, any corporate restructuring event, such as spin-off, merger, amalgamation or drop down of assets) which results in the indirect transfer of ownership of, and/or rights inherent to, the Shares ("Indirect Transfers") are hereby permitted, provided that, in case of any Indirect Transfer by the Japanese SPC, Posco and/or one or more shareholders of the Japanese SPC (on the date hereof), then Posco and/or one or more shareholders of the Japanese SPC (on the date hereof) shall continue to hold, directly or indirectly, at least, [•]% [•] of all Shares held by the New Investor on the date hereof.

2.7 Any and all Direct Transfers of Shares in accordance with this Shareholders’ Agreement must include all, but not less than all, of the Shares held by a Party, except Direct Transfers under Sections 2.5(iii) and 2.5(iv) .

2.8 Nothing contained in this Shareholders’ Agreement shall be interpreted as prohibiting, preventing or otherwise restricting or impairing a change in the corporate ownership structure of (i) CSN or its Controlled companies (other than the Company and/or its Controlled companies), (ii) shareholders of Japanese SPC (as of the date hereof) and/or (iii) Posco (including a change in Control), and no such change in corporate ownership structure shall give right to any of the rights provided in Section III (Right of First Refusal) and Section IV (Tag Along Rights). For the purposes of this Shareholders' Agreement, the concept of "Control", "Controlling" or "Controlled", as used with respect to any person, means direct or indirect ownership of majority of equity interest in such person and/or the possession, directly or indirectly, of the right to direct or cause the direction of the management and policies of a corporation, limited liability company, partnership, association, or other business entity, whether through ownership of voting securities, by contract or otherwise.

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2.9 Notwithstanding anything to the contrary set forth in this Shareholders’ Agreement, (a) CSN acknowledges and agrees that except for Related Party Permitted Transfer, it shall not make any Direct Transfer and/or Indirect Transfer of all or part of its Shares until the earlier of (i) December 31st, 2014; or (ii) the completion of the construction of the second Pellet Plant by the Company (as contemplated in Exhibit 1.1) without the prior written consent of the New Investor; and (b) while CSN, directly or indirectly, is a shareholder of the Company, the New Investor agrees that it shall not make any Direct Transfer and/or Indirect Transfer of all or part of its Shares to Companhia Vale do Rio Doce (or any of its direct or indirect Controlled companies) or Banco Bradesco S.A. (or any of its direct or indirect Controlled or Controlling companies) at any time during the term of this Shareholders’ Agreement without prior written consent of CSN.

SECTION III. RIGHT OF FIRST REFUSAL

3.1 In case a Party ("Notifying Party") receives a third party bona fide firm cash offer to sell its Shares ("Third Party Offer"), it shall deliver a written notice ("RoFR Notice") to that effect to the other Party ("Notified Party") containing (i) the Notifying Party's intention to sell its Shares and the name and address of the proposed transferee; (ii) the proposed price for the Shares, which shall consist solely of cash to be paid at the closing of the proposed sale; (iii) the number of Shares proposed to be transferred, which must include all, but not less than all, of the Shares held by the Notifying Party; and (iv) any other material terms of the Third Party Offer, and give the Notified Party the right of first refusal to acquire all, but not less than all, of the Shares held by the Notifying Party, as set forth herein.

3.1.1 The Party intending to make a Direct Transfer of Shares without having received a Third Party Offer shall negotiate the terms and conditions of such Direct Transfer with the other Party and obtain its prior written consent.

3.2 The right of first refusal shall be exercised by means of a written notice ("RoFR Exercise Notice") to be delivered by the Notified Party within [•] days from the date of receipt of the RoFR Notice. In case the Notified Party does not deliver a RoFR Exercise Notice as set forth in this Section within such [•] day period, the Notifying Party may sell such Shares to the person identified in the RoFR Notice on the same price, terms and conditions set forth in the RoFR Notice. The sale must take place within [•] days from the date of the receipt of the RoFR Notice. After such period, if the sale does not occur, the Shares subject to the Third Party Offer shall again be subject to the right of first refusal set forth in this Section III.

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3.3 If the Notified Party exercises the right of first refusal as per this Section III, it shall acquire all, but not less than all, of the Shares owned by the Notifying Party, on the same price and terms and conditions set forth in the RoFR Notice.

3.4 If the Notified Party exercises its right of first refusal pursuant to this Section, it may carry out any and all acts and execute any and all documents on behalf of the Notifying Party that may be necessary for the performance of the transaction contemplated by this Section, including the execution of the Shares Transfer Book of the Company on behalf of the Notifying Party and cause the Company to annotate in the Nominative Shares Registry Book of the Company the transfer of ownership of the Shares subject to the right of first refusal in the event the Notifying Party fails to do so on the day in which, pursuant to the RoFR Notice, the Direct Transfer of such Shares is deemed to occur.

3.5 Upon consummation of the Downstream Merger or the Upstream Merger, as applicable, Posco and the Japanese SPC shall be considered jointly as one single Party for any and all purposes of this Shareholders Agreement.

3.6 Any Lien, Direct Transfer or Indirect Transfer of Shares which violates this Shareholders' Agreement shall be null and void and of no effect with respect to the Company or any Party.

SECTION IV. TAG ALONG RIGHTS

4.1 Any of the Shareholders will have the right to sell all of its Shares, on the same conditions, including the price per Share, in case of any sale of Shares by another Shareholder, provided that the Shares to be transferred, directly or indirectly, represent, at least, [•]% [•] plus 1 (one) Share of the capital stock of the Company.

4.2 For the exercise of the tag along right set forth in this Section, the transferring Shareholder ("Tag Along Shareholder") must send to the other Shareholder a notice to that effect, containing (i) the Shareholder's intention to sell its Shares and the name and address of the proposed transferee; (ii) the proposed consideration for such Shares, which shall consist solely of cash to be paid at the closing of the proposed sale; (iii) the number of Shares proposed to be sold, which must include all, but not less than all, of the Shares held by such Party; and (iv) any other material terms of the proposed sale.

4.3 The other Shareholder must, within [•] days from the receipt of the notice referred to in Section 4.2 above, inform as to whether it wants to (i) exercise the right of first refusal set forth in Section III above, to purchase all of the Shares held by the Tag Along Shareholder, at the price per Share set forth in the notice; or (ii) exercise its tag along right as set forth in this Section IV. In case of a negative answer or failure to provide such answer within the term provided for herein, the

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Tag Along Shareholder may carry out the sale of all of its Shares on the same conditions as set forth in the notice referred to in Section 4.2 above.

4.4 In the event the Tag Along Shareholder fails to carry out the sale in accordance with Section 4.2 above within [•] days from the receipt of the notice set forth in Section 4.2 above, the Tag Along Shareholder must not sell its Shares without complying again with all the requirements set forth in this Shareholders' Agreement.

4.5 The tag along right set forth in this Section IV is not applicable to Permitted Transfers or Indirect Transfers.

SECTION V. VOTING RIGHTS

5.1 Each Party hereby agrees to exercise its voting rights so as to fully comply with its obligations set forth herein.

5.2 Any vote cast by a Party at a shareholders' meeting of the Company in breach of the provisions of this Shareholders' Agreement shall be null and void.

SECTION VI. MANAGEMENT OF THE COMPANY

6.1 Subject to the terms of Section IX below, the Company shall be managed by a Board of Directors (Conselho de Administração) and a Board of Officers (Diretoria), in accordance with (i) this Shareholders' Agreement; (ii) the By-Laws; (iii) the resolutions adopted at shareholders' meetings or at the meetings of the Board of Directors, as the case may be; and (iv) the applicable law.

SECTION VII. BOARD OF DIRECTORS

7.1 Each Party hereby agrees to make the Directors (as defined below) elected pursuant to the terms hereunder to exercise their voting rights and duties so as to fully comply with the obligations set forth herein.

7.2 The Board of Directors of the Company shall consist of 9 (nine) members (conselheiros) (each, a "Director") and 9 (nine) alternates, provided, however, that, if CSN holds [•]% [•] of the Shares and the New Investor the remaining [•]% [•] of the Shares, the Board of Directors shall consist of 10 (ten) members. The members of the Board of Directors shall be shareholders, may or may not reside in Brazil, and shall be elected by the shareholders at a shareholders' meeting for a term of 2 (two) years or until his or her successor is appointed and qualified, or until such Director's earlier death, disability, retirement, resignation or removal. Each Director may serve an unlimited number of consecutive terms.

7.3 So long as a Party holds in the aggregate the percentage of the Shares set forth in the first column below, that Party shall be entitled to nominate the number of Directors set forth in the second column below, and the Shareholders shall take such actions as necessary to cause such nominees to be appointed as Directors.

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PERCENTAGE OF THE SHARES	NUMBER OF DIRECTORS*

Less than or equal to [•]	[•]
More than [•], but less than [•]	[•]
More than or equal to [•], but less than [•]	[•]
[•]	[•]
More than [•], but less than or equal to [•]	[•]
More than [•], but less than [•]	[•]
More than or equal to [•]	[•]
* And respective alternate.

7.4 The Board of Directors shall appoint one of the Directors as Chairman of the Board of Directors, who shall hold office for the same term as he or she holds office as a Director. So long as CSN owns not less than [•]% [•] of the Shares, the Chairman shall be a Director nominated by CSN. In all other cases, the Chairman will be elected by the majority of the members of the Board of Directors. The Chairman of the Board of Directors shall preside over all meetings of the Board of Directors. In the event of a tie vote with respect to any matter, the Chairman shall not have an additional deciding or casting vote.

7.5 Each of the Parties may request, at any time, the replacement of a member of the Board of Directors appointed by such Party, appointing a new member to be elected under the terms of this Section VII.

7.6 The election and replacement of the members of the Board of Directors of the Company as set forth in this Section shall take place at a shareholders' meeting of the Company called for this specific purpose, and the Parties shall vote to elect or dismiss the Directors and alternates appointed by the Party as indicated in this Section.

7.7 In the event a Party no longer has the right to nominate the number of Directors by which it is currently represented on the Board of Directors, (i) the exceeding member(s) of the Board of Directors and respective alternate(s), appointed by such Party and elected under the terms of this Section shall be automatically prevented from taking part in any decision of the Board of Directors of the Company; (ii) a shareholders' meeting shall be immediately called and held to remove from office the exceeding member(s) of the Board of Directors and alternate(s) referred to in item (i) above and to elect new Director(s) and alternate(s) as provided in item (iii) below; and (iii) in order to replace the exceeding member(s) and respective alternate(s) removed from office, each of the Parties shall appoint the number of members of the Board of Directors and respective alternates for election under the terms of this Section at the shareholders' meeting called as provided in item (ii) above.

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7.8 Each Party shall, for the purposes of article 146 of Law N. 6,404, of December 15, 1976, as amended, transfer 1 (one) Share to each of the members of the Board of Directors appointed by such Party. A right of usufruct shall be constituted on such Shares to the benefit of the transferring Party, which shall have the right to repurchase the Shares. For the purposes of this Shareholders' Agreement, the Shares transferred to the members of the Board of Directors under the terms of this Section 7.8 shall be considered as shares held by the transferring Party.

7.9 The meetings of the Board of Directors may be convened by any Director through a written notice delivered to each Director at least 7 (seven) business days prior to the meeting. Such notice shall reasonably detail the matters to be discussed in the pertinent meeting of the Board of Directors.

7.10 The meetings of the Board of Directors shall be held on a monthly basis, whether physically or via tele or audio conference.

7.11 At all meetings of the Board of Directors, the presence of a majority of Directors, including at least 1 (one) Director nominated by each Party (if such Party has the right to nominate a Director pursuant to this Section VII), shall constitute a quorum at a duly convened meeting. If a quorum is not present at any duly convened meeting of the Board of Directors, the Directors present at such meeting may adjourn the meeting and such adjourned meeting shall be reconvened by the Chairman or any other Director present at such meeting on not less than 7 (seven) business days prior written notice to each Director. At such reconvened meeting, the quorum shall be a majority of Directors, but the presence of at least 1 (one) Director nominated by each Party shall not be required in order to constitute a quorum. Notwithstanding the foregoing, if a quorum is not present at such reconvened meeting as a result of the absence of the Director(s) nominated by a Party, the quorum shall be 1 (one) less than a majority of Directors; provided, however, that in any case no action may be taken at any such reconvened meeting except with respect to the matters set forth in the notice of such reconvened meeting.

7.12 Any Director may appoint another Director as its attorney-in-fact for acting on her or his behalf during the meetings of the Board of Directors, including, without limitation, for casting votes in such meetings.

7.13 Each Director shall be entitled to 1 (one) vote at meetings of the Board of Directors.

7.14 Resolutions at meetings of the Board of Directors shall be adopted with the affirmative vote of a majority of the members (or their respective alternates) (other than with respect to Major Decisions) present at any meeting at which there is a quorum.

7.15 The Parties may create, within the jurisdiction of the Board of Directors, other consulting or executive committees, permanent or not, to analyze and give opinions on any matters, as required by the Board of Directors. The members of such committees, whether shareholders or not, shall have expertise in the areas to be decided by their committees, being elected by the Board of Directors of the Company.

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SECTION VIII. BOARD OF OFFICERS

8.1 Except as otherwise agreed by the Parties pursuant to Section 8.3, the Company shall have a senior management team consisting of 6 (six) officers (diretores) (each, an "Officer"), who shall be the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Administrative Officer, the Chief Commercial Officer and the General Counsel. Such executive Officers shall comprise the Board of Officers and shall be responsible for conducting the day-today management activities and operations of the Company.

8.2 Each Officer must reside in Brazil, be eligible for the position of managers and shall hold office for a term of 2 (two) years and may serve an unlimited number of consecutive terms; provided, however, that any such Officer, if not reappointed by the Board of Directors as a Major Decision in accordance with Section IX, shall tender his or her resignation letter or otherwise be removed by the Board of Directors upon his or her completion of each such term. Any such term otherwise shall be terminated by such Officer's earlier death, disability, retirement, resignation or removal. Any Officer may resign at any time upon notice in writing to the Board of Directors. Such resignation shall take effect at the time specified in such written notice and, unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Any Officer may be removed at any time, with or without cause, by the Board of Directors.

8.3 The appointment of the Officers shall take place at a meeting of the Board of Directors called for this specific purpose and the Directors may only appoint Officers with expertise in the related area, provided that each Party shall have the right to appoint [•]Officer of the Company, and the New Investor shall have the right to appoint no more than [•] managers for the following areas or departments of the Company: [•]. The position of the Officer to be appointed pursuant to this Section 8.3 shall be mutually agreed by the Parties. The right of the Parties to appoint each one Officer of the Company set forth in this Section 8.3 may be exercised at any time during the term of this Shareholders’ Agreement. For such purposes, the Shareholders shall cause the members of the Board of Directors appointed by each of them to exercise their voting rights in order to comply with the provision of this Section 8.3.

SECTION IX. MAJOR DECISIONS

9.1 Notwithstanding any provision to the contrary in this Shareholders' Agreement, the following actions by the Company and/or its Controlled subsidiaries (together with the actions set forth in Section 9.2 below, "Major Decisions") shall be taken by the Company, only with the affirmative vote of [•] Directors of the Company:

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(i) approval of the annual compensation of each member of (a) the Board of Officers of the Company and (b) of the Board of Directors, Board of Officers or Fiscal Council of any Controlled subsidiaries;

(ii) the appointment and removal of any member of (a) the Board of Officers of the Company, subject to Section 8.3 above and (b) the Board of Directors, Board of Officers or Fiscal Council of any Controlled subsidiaries and/or Affiliates of the Company (to the extent the Company has such rights and may legally exercise such rights with respect to such Affiliates). For the purposes of this Shareholders Agreement, "Affiliate" means as to the person specified, any person in which the Company has an equity interest of, at least, [•]% [•] and less than [•]% [•] of the total capital stock;

(iii) approval of any amendment or change in any condition of the operational agreements of the Company and/or its Controlled subsidiaries (including the following agreements as defined in the SPA (defined below in Section 9.3): [•] (being (i) to (viii) collectively "Operational Agreements") and [•], provided that the Directors appointed by CSN shall not have the right to vote in any such resolution if CSN has breached such operational agreements and has not cured such breach within the applicable grace period, in which case the Major Decision shall be taken by Company with the affirmative vote of all the remaining Directors;

(iv) amendment, renewal, termination or any other decision relating to any of the following agreements entered into between the Company and CSN prior to the date of this Shareholders' Agreement: [•] provided that the Directors appointed by CSN shall not have the right to vote in any such resolution if CSN has breached any of such agreements and has not cured such breach within the applicable grace period, if any, in which case the Major Decision shall be taken by the Company with the affirmative vote of all the remaining Directos;

(v) any decision involving (a) existing or future mining rights held, or leased, by the Company (including the transfer of, or liens over, such rights), (b) the Pellet Plants, and (c) any other material assets of the Company and/or its Controlled subsidiaries;

(vi) approval of any guarantee, security or indemnification by the Company and/or its Controlled subsidiaries in connection with indebtedness or obligations of any third party;

(vii) the appointment of auditors and any and all changes on the accounting policies of the Company and/or its Controlled subsidiaries;

(viii) the settlement of any material dispute or lawsuit by the Company and/or its Controlled subsidiaries; and

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(ix) approval, renewal, material modification, or termination of pension plans and other employee benefit plans of the Company and/or its Controlled subsidiaries.

9.2 Notwithstanding any provision to the contrary in this Shareholders' Agreement, the following actions shall be taken by the Company and/or its Controlled subsidiaries only with the prior approval of the Shareholders holding more than or equal to [•] % [•] of the Shares:

(i) approval of the annual financial statements, the Long-Term Business Plan, the Mid-Term Business Plan and the Annual Operating Budget (as defined below) and any material amendment thereof;

(ii) entry into, modification, renewal or termination of any transaction or agreement or any series of transactions or agreements with a total annual expenditure in excess of US$25,000,000 (twenty-five million dollars) (or its equivalent in local currency), individually or in the aggregate, except if such action has been expressly approved in conjunction with the relevant Annual Operating Budget without reservation;

(iii) incurrence of indebtedness in excess of US$150,000,000 (one hundred and fifty million dollars) (or its equivalent in local currency) at any one time outstanding, except for the Financing Agreements (as defined below) or for such actions that have been expressly approved in conjunction with the relevant Annual Operating Budget without reservation;

(iv) modification, renewal or termination of any of the Financing Agreements;

(v) entry into any joint ventures, equity investments in, acquisition of all or substantially all of the assets of another person or entry into, or approval of, any other investment by the Company in excess of US$ 20,000,000 (twenty million dollars), except for the Financing Agreements or if such action has been expressly approved in conjunction with the relevant Annual Operating Budget without reservation;

(vi) except for the [•] entry into, modification, renewal or termination of any transaction (including, without limitation, guarantee, security and/or indemnification) or agreement with or involving any Controlled subsidiary or Affiliate of the Company or any Shareholder (a "Related Party Agreement") or the granting of any waiver, consent or forbearance under any Related Party Agreement, provided that approval of such events shall not be unreasonably withheld;

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

(vii) declaration of dividends and/or interest on capital or the distribution of any surplus or earnings, change in or deviation from the dividend policy of the Company and/or its Controlled subsidiaries, or any decision to retain for capital expenditure funds otherwise available for distributions of dividends;

(viii) any increase of capital stock of the Company and/or its Controlled subsidiaries, or any loan to any Shareholder or Controlled subsidiaries of the Company, except as otherwise agreed by the Shareholders with a written agreement;

(ix) any reduction of capital stock, payment of cash or assets to shareholders, or cancellation or issuance or redemption of, shares of capital stock of the Company and/or its Controlled subsidiaries, any rights or warrants exercisable for, or bonds convertible into, shares of capital stock of the Company and/or its Controlled subsidiaries, except for those shares of capital stock to be issued in accordance with a written agreement among the Shareholders;

(x) merger, spin-off, amalgamation or any act of corporate restructuring (including the creation of group of companies), or sale of any material assets, or of a relevant amount of assets of the Company and/or its Controlled subsidiaries;

(xi) winding-up, dissolution or liquidation of, or any bankruptcy claim or court reorganization request (pedido de recuperação judicial) by the Company and/or its Controlled subsidiaries;

(xii) the annual remuneration of each member of the Board of Directors of the Company;

(xiii) any increase or decrease in the size of the Board of Directors of the Company or the Board of Officers of the Company, except as otherwise expressly provided herein; and

(xiv) any amendments to the By-Laws, including, but not limited to, any change to the management or its respective duties and responsibilities, to the name or to the corporate purposes of the Company and/or its Controlled subsidiaries as set forth in the By-Laws.

9.3 Notwithstanding anything to the contrary provided in Section 9.2 above, each of CSN and the New Investor undertakes to vote in favor of, and cause to be taken the necessary steps to, rectifying the issuance price of the shares newly issued in connection with the capital increase approved in the extraordinary general shareholders meeting of the Company held on the date hereof pursuant to Article III of the Share Purchase Agreement and Other Covenants entered into on December 30, 2008, by and among the New Investor, CSN and the Company ("SPA").

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

9.4 Notwithstanding anything to the contrary provided in Section 9.2 above, each of CSN and the New Investor undertakes to vote in favor of, and cause to be taken the necessary steps to, effect the downstream merger of the New Investor with and into the Company ("Downstream Merger"), in which the Company will be the surviving entity. The Parties hereby acknowledge and agree that the Downstream Merger shall take place as soon as reasonably practicable, following the date that a notice in this regard is delivered by the New Investor to the Company and CSN. Each of CSN and the New Investor undertakes to cooperate and endeavor its best efforts to consummate the Downstream Merger as soon as reasonably possible following the referred notice from the New Investor. Upon the consummation of the Downstream Merger, the Japanese SPC and Posco shall become Parties to this Shareholders’ Agreement as successors of the New Investor, provided, however, that the Japanese SPC and Posco shall be considered as one single Party for any and all purposes of this Shareholders’ Agreement. The Downstream Merger shall not in any way result in changes to the current percentage of capital stock of the Company held by each of the Parties.

9.4.1 The Parties shall cause the Company to deliver to them, as soon as reasonably practicable but in no event later that December 5th, 2008, a consolidated balance sheet of the Company prepared in accordance with the Brazilian GAAP, in Reais, dated as of November 30, 2008.

9.4.2 New Investor shall (i) obtain and deliver to the Company, as soon as reasonably practicable but in no event later that December 5th, 2008, the tax clearance certificates of the New Investor issued by (i) the Brazilian social security authority ("INSS") (Certidão Negativa de Débito junto ao INSS emitida pelo Instituto Nacional de Seguro Social); (ii) the Brazilian unemployment guarantee fund ("FGTS") (Certificado de Regularidade do FGTS emitido pela Caixa Econômica Federal); and (iii) the Brazilian federal tax authorities (Certidão Negativa de Débito de Tributos e Contribuições para com a Fazenda Nacional emitida pela Receita Federal and Certidão Negativa de Inscrição de Dívida Ativa da União emitida pela Procuradoria Geral da Fazenda Nacional); provided that all such certificates shall be valid at least for additional 30 (thirty) days as from their presentation by the Company to the Parties and (ii) prepare and deliver to the Company the appraisal report of New Investor and such other documents necessary to permit the Company to implement the Downstream Merger as provided in Section 9.3 above, in accordance with the provisions of Law N. 6,404, of December 15, 1976, as amended.

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

9.4.3 In case the Downstream Merger is not consummated by December 31, 2008, each of CSN and the New Investor undertakes to vote in favor of, and cause to be taken the necessary steps to, effect an upstream merger, rather than Downstream Merger, in which the Company will be merged into the New Investor, so that the New Investor will be the surviving entity ("Upstream Merger"). Upon the consummation of the Upstream Merger as described herein, (i) any reference to Company shall take into consideration the Company as merged into the New Investor and, as a result, this Shareholders’ Agreement will remain in force in respect of the shares issued by the New Investor, as successor of the Company hereunder, and (ii) the Japanese SPC and Posco shall become Parties to this Shareholders’ Agreement, as direct shareholders of the New Investor, provided, however, that the Japanese SPC and Posco shall be considered as one single Party for any and all purposes of this Shareholders’ Agreement. For the avoidance of doubt, upon the Upstream Merger the Japanese SPC and Posco shall, jointly, as one single party, be assignees of the New Investor hereunder. The Upstream Merger shall not in any way result in changes to the current percentage of capital stock of the Company held by each of the Parties.

9.5 If the Board of Directors or the Shareholders are unable to reach a joint decision and to cast the necessary votes to approve a Major Decision ("Major Decision Disagreement"), any Shareholder holding more than or equal to 40% (forty percent) of the Shares may notify the other Shareholder and the Board of Directors (any such notice, a "Disagreement Notice"), and the Shareholders shall cause such unresolved matter to be referred to 2 (two) mediators, appointed by each of CSN and the New Investor ("Mediators"), who shall attempt to identify possible solutions and to settle the matter within 30 (thirty) days following the date of the Disagreement Notice. If the Mediators fail to reach an agreement within such period, or if any Shareholder fails to select and appoint its Mediator within 5 (five) days from the date of the Disagreement Notice, the Shareholders shall cause the Major Decision Disagreement to be referred to the Chief Executive Officer of CSN and to the senior representative appointed by the New Investor for this purposes, who shall attempt to identify possible solutions and settle the matter within [•] days following the date of the Disagreement Notice ("Disagreement Term").

SECTION X. PUT AND CALL - DISAGREEMENT

10.1 If the Shareholders cannot resolve a Major Decision as described in the Major Decision Disagreement, then:

(i) within [•] days following the Disagreement Term ("Exercise Period") (x) the New Investor may elect to give written notice to CSN designating to sell all, but not less than all, of its Shares to CSN ("Put Option – Deadlock"), and/or (y) CSN may elect to give written notice to New Investor designating to purchase all, but not less than all, of the Shares held by New Investor ("Call Option – Deadlock"), provided that both Put Option – Deadlock and Call Option – Deadlock shall be exercised at a price per Share equal to (a) the Fair Market Value of the Company (as defined in Section 15.4 below) divided by (b) the total number of the outstanding shares issued by the Company ("Exercise Price per Share"), or, alternatively,

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(ii) in case there are reasonable evidences that the Major Decision Disagreement was caused by a Shareholder ("Challenged Shareholder") that is not acting in good faith or in compliance with the basic principles set forth in Section 1.1 ("Improper Behavior"), the other Shareholder ("Challenging Shareholder") may, within [•] days following the Disagreement Term, refer the matter to an Arbitral Tribunal (as defined in Section XIX), which shall determine whether or not there was Improper Behavior by the Challenged Shareholder. In case the Arbitral Tribunal determines that the Challenged Shareholder acted with Improper Behavior, the Challenging Shareholder shall have the right to individually approve such Major Decision matter subject to the Major Decision Disagreement. In case the Arbitral Tribunal determines there was no Improper Behavior by the Challenged Shareholder (a) the New Investor may elect to give written notice to CSN, within [•] days from the issuance of the final Arbitral Tribunal award, exercising its Put Option – Deadlock, and/or (b) CSN may elect to give written notice to New Investor, within [•] days from the issuance of the final Arbitral Tribunal award, exercising its Call Option – Deadlock. Both Put Option – Deadlock and Call Option – Deadlock shall be exercised at the Exercise Price per Share.

10.1.1 The provisions of Section 19.11 below shall be applicable to the arbitration procedure set forth in Section 10.1(ii) above.

10.1.2 Notwithstanding anything to the contrary, until the final arbitral award with respect to the matters referred to in Section 10.1(ii) is granted, (i) the related Put Option – Deadlock and Call Option – Deadlock rights are suspended; and (ii) the Parties shall cause the Company to conduct its activities in the ordinary course of business.

10.2 The Parties agree that any Major Decision Disagreement shall be subject to the provisions of Section 10.1, except for the following matters:

(i) [•];

(ii) [•];

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(iii) [•];

(iv) [•];

(v) [•];

(vi) [•];

(vii) [•];

(viii) [•].

10.2.1 The Parties agree that the Party presenting, or causing to be presented, at any shareholders' meeting, a material amendment to either the Long-Term Business Plan or Mid-Term Business Plan, and such amendment is not approved by the Parties causing a Major Decision Disagreement not resolved in accordance with Section 9.5 above, the Party that presented, or caused to be presented, such amendment shall not be entitled to the Put Option – Deadlock or the Call Option – Deadlock right, as applicable. For the avoidance of doubt, any material changes, amendments and/or updates relating to the review and/or renewal process of the Mid-Term Business Plan, pursuant to Section 11.1 are not subject to the exception of the Put Option – Deadlock or Call Option – Deadlock set forth in this Section 10.2.1, provided that the proposed amendments are generally aligned and in accordance with the Long-Term Business Plan.

10.3 Unless otherwise agreed by the Parties, the closing of the purchase and sale pursuant to this Section X ("Closing Date") shall take place in Brazil, at the principal place of business of the Company, on or prior to the [•] business day following the receipt of either the notices provided for in Section 10.1. At Closing Date, (A) CSN shall (i) purchase all, but not less than all, of the Shares held by the New Investor for the Exercise Price per Share; and (ii) irrevocably and unconditionally replace, until the Closing Date, any and all financial obligations and/or guarantees related to the Company (either personal or in rem) undertaken and/or granted by the New Investor or, in case such immediate replacement is not allowed by the beneficiary of such financial obligations and/or guarantees, to provide adequate banking counter-guarantees in connection thereto; and (B) the New Investor shall be obligated to deliver to CSN a properly executed assignment of all of its Shares, free and clear of all Liens, but if the New Investor fails to do so, CSN may execute such assignment on behalf of the New Investor pursuant to the power of attorney described in Section 10.5 below.

10.4 Notwithstanding the provisions of Section 10.3 above, (i) in case of a Put Option – Deadlock, CSN shall pay for all Shares held by the New Investor, in immediately available funds in US dollars, the Exercise Price per Share above in 3 (three) equal installments, provided that (a) the first installment shall be paid on the

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Closing Date, and (b) the remaining 2 (two) installments shall be paid annually, one in each of the following 2 (two) anniversaries of the Closing Date and shall be adjusted on an annual basis by the London Inter-Bank Offer Rate - LIBOR plus 1.5% from the Closing Date until the date of their actual payment, provided that said interest shall accrue on each of the outstanding installments and be fully paid on the date of their respective payment, and (ii) in case of Call Option – Deadlock, CSN shall pay for all Shares held by the New Investor, in immediately available funds in US dollars, the Exercise Price per Share in one single installment on the Closing Date. In either case, the transfer of the Shares to be purchased and sold pursuant to the provisions of this Section X shall occur on Closing Date.

10.5 For the purposes of Section 10.3 and 10.4 above, the New Investor hereby irrevocably designates and appoints CSN as its lawful attorney-in-fact to execute on behalf of the New Investor any and all documents necessary for the Direct Transfer of ownership of the Shares to be transferred to CSN pursuant to the provisions of this Section X on the relevant Closing Date, should New Investor fails to do so in accordance with the provisions of this Section X.

SECTION XI. ANNUAL OPERATING BUDGET AND FINANCING AGREEMENTS

11.1 The Company's expenditures and business operations shall be made in accordance with (a) a long-term business plan (as modified from time to time in accordance with Section 9.2) attached herein as Exhibit 1.1 ("Long-Term Business Plan"), (b) a mid-term business plan (as modified from time to time in accordance with Section 9.2), which shall comprise a period of 3 (three) years and be subsequently reviewed and renewed for additional periods of 3 (three) years, provided that the first mid-term business plan shall be adopted on the date hereof, as attached herein in Exhibit 11.1, which comprises a period of 6 (six) years, counted as of the date of its approval, but subject to review after 3 (three) years, counted as of the date of its approval ("Mid-Term Business Plan") and (c) an annual operating budget (as modified from time to time in accordance with Section 9.2), which shall be adopted not less than 30 (thirty) days following the date hereof and 30 (thirty) days prior to commencement of each fiscal year as approved by the Shareholders as a Major Decision ("Annual Operating Budget").

11.1.1 The Parties shall cause the Board of Officers to finish the production of each draft of the subsequent Annual Operating Budget and/or Mid-Term Business Plan, as applicable, at least 3 (three) months prior to the date in which such documents shall be approved as a Major Decision by the Shareholders.

11.1.2 All Annual Operating Budgets shall include (i) the Company's business strategy and organizational structure, basic goals, projected revenues, expenses (including the compensation package for each member of the Board of Officers), capital expenditures, financing plans, insurance, cash flows, appointment of agents or advisers and strategic alliances, in each case with projections for not less than the next 3 (three) succeeding fiscal years; and (ii) operating projections of the Company for not less than the next 3 (three) succeeding fiscal years. The Annual Operating Budget shall be based on the Long-Term Business Plan and the Mid-Term Business Plan.

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11.2 The Parties acknowledge that the Company has entered into (i) [•] and (ii) [•] ("Financing Agreements") and that any modification, renewal or termination of the Financing Agreements is a Major Decision subject to Section IX above.

SECTION XII. DIVIDEND POLICY

12.1 Subject to applicable law, the By-Laws or any Major Decision of the members of the Board of Directors to retain funds for capital expenditures, the Company shall distribute as dividends or interests over capital of, at least, [•]% [•] of its annual net profit, calculated pursuant to Law N. 6,404, of December 15, 1976, as amended ("Minimum Dividends"). The Parties hereby represent that the dividend policy of the Company set forth in this Section 12.1 is a legal, valid and binding obligation of the Parties and the Company. For the avoidance of doubt, the annual net profits of the Company shall be calculated including, without limitation, the results derived from the equity pick-up method in relation to all its Controlled subsidiaries and/or Affiliates, directly or indirectly, located in Brazil or abroad, in accordance with Brazilian GAAP (as defined below).

12.1.1 The Shareholders and the management of the Company must ensure that upon approval of the declaration of dividends of the Company by Shareholders pursuant to Section 9.2(vii), the Company shall have funds available for making the full payment of the dividends declared, including, but without limitation, by means of (i) execution of intercompany loans with its Controlled subsidiaries and/or (ii) receipt of funds deriving from distributions of dividends of its Controlled subsidiaries.

12.1.2 In case the cash available for distribution as Minimum Dividends is not sufficient for the full payment of such dividends in any given fiscal year, the unpaid portion of the applicable Minimum Dividends shall be allocated to the unrealized profit reserve (reserva de lucros a realizar) and distributed as dividends to Shareholders as soon as the Company obtains the necessary funds for such payment, in accordance with Law N. 6,404, of December 15, 1976, as amended.

12.1.3. Upon the Downstream Merger or the Upstream Merger, in case the net profits are adversely affected by the potential amortization of the goodwill, the Shareholders agree to adopt the accounting mechanism prescribed by the Instruction of the Brazilian Securities and Exchange Commission (Instrução da Comissão de Valores Mobiliários - CVM) N. 319/99, as amended, in order to prevent that such amortization adversely affects the generation of net profits.

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

SECTION XIII. ACCESS TO INFORMATION

13.1 The Company shall keep or cause to be kept complete and accurate books and records with respect to the business and affairs of the Company in accordance with Brazilian law and in accordance with Brazilian generally accepted accounting principles ("Brazilian GAAP") as well as in accordance with the United States generally accepted accounting principles ("US GAAP"). The books of the Company shall at all times be maintained by the Board of Officers at the principal place of business of the Company.

13.2 Each Shareholder and its duly authorized representatives as well as the members of any auditing firm appointed by a Shareholder pursuant to Section 13.3 below shall have the right to examine the Company's books, records and other documents during normal business hours upon reasonable advance notice to the Company, provided that Section 19.10 below is duly complied with.

13.3 Each Shareholder shall have the right to hire an auditing firm, at its own expenses, in order to examine and inspect the Company’s financial and accounting condition, provided that no additional costs related thereto shall be borne by the Company or any other Shareholder.

13.4 The Company shall provide to each Shareholder as soon as available, but in any event no later than 90 (ninety) days after the end of each fiscal year, a copy of the audited balance sheet, profits and losses statement, statements of changes in shareholders’ equity and cash flow statement (jointly referred to as "Financial Statements") of the Company as at the end of such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the previous fiscal year. The Financial Statements shall be prepared, in Portuguese and in English, both in accordance with the Brazilian GAAP and the US GAAP applied on a consistent basis throughout the periods reflected therein, except as stated otherwise.

13.5 The Company shall provide to each Shareholder as soon as available, but in any event no later than 45 (forty-five) days after the end of each quarter of each fiscal year, the unaudited Financial Statements as at the end of such quarter and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as of the end of and for the comparable periods of the preceding fiscal year, and prepared in accordance with the Brazilian GAAP and the US GAAP and applied on a consistent basis throughout the periods reflected therein, except as stated otherwise.

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13.6 CSN agrees to share with the Company, so long the Company remains a shareholder of MRS Logística S.A. ("MRS"), all relevant data and information requested by the Company or by the New Investor in connection with MRS and that CSN have had access to in its capacity as one of the Controlling shareholder of MRS, to the extent that CSN deems the disclosure of such data or information permitted under Law N. 6404, of December 15, 1976, as amended, under any other applicable law or regulation, and is not prohibited under any confidentiality arrangement, judicial, regulatory or arbitral decision.

SECTION XIV. SPECIFIC PERFORMANCE

14.1 Failure to comply with any of the obligations set forth herein shall subject the defaulting Party to the available remedies, including, but not limited to, the specific performance of the defaulted obligation. In the event specific performance is not available and there is no remedy that provides a practical result similar to the satisfaction of the defaulted obligation, it is hereby agreed that indemnification for the losses incurred as a result of the default shall not constitute an appropriate compensation.

14.2 Any Party shall have the right to request (i) the Chairman of a shareholders' meeting or the Chairman of the Board of Directors meeting of the Company to declare a vote exercised in breach of a provision of this Shareholders' Agreement null and void and (ii) the Board of Officers to immediately cancel the registration of any Direct Transfer of Shares in breach of any of the Direct Transfer restrictions imposed by this Shareholders' Agreement, regardless of any judicial or extrajudicial procedures.

14.3 Without prejudice to other rights of the non-defaulting Party set forth herein (including, without limitation, the put and call right provided in Section 15.1 below), any Party may seek pursuant to Section 19.11 below: (i) the annulment of a shareholders' or Board of Directors' meeting that accepts as valid a vote exercised in breach of a provision of this Shareholders' Agreement; (ii) the cancellation of any registration of a Direct Transfer of Shares carried out in violation of any provision of this Shareholders' Agreement; and (iii) an order that substitutes a shareholders' refusal to vote pursuant hereto or to comply with any of its obligations set forth herein.

14.4 Any refusal to vote in compliance with this Shareholders' Agreement or abstention to vote shall be subject to the provisions of article 118, paragraph 9 of Law N. 6,404, of December 15, 1976, as amended.

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

SECTION XV. PUT AND CALL – DEFAULT UNDER SHAREHOLDERS’ AGREEMENT AND OPERATIONAL AGREEMENTS

15.1 Without prejudice to the other rights of the Parties provided for herein, upon the occurrence of any breach of any material obligation by any of the Parties under this Shareholders’ Agreement and so long as such breach has not been cured within 90 (ninety) days as from the date of the delivery of a written notice by the non-defaulting party ("Non-Defaulting Party") to the defaulting party reasonably detailing the nature of such breach, (i) if the New Investor is the Non-Defaulting Party, New Investor shall have the right, exercisable by delivery of a written notice to CSN within [•] days following the deadline to cure such breach, to sell all, but not less than all, of its Shares to CSN ("Put Option – Default SHA") or (ii) if CSN is the Non-Defaulting Party, CSN shall have the right, exercisable by delivery of a written notice to the New Investor within [•] days following the deadline to cure such breach, to purchase all, but not less than all, of the Shares held by the New Investor ("Call Option – Default SHA"), provided that both Put Option – Default SHA and Call Option Default SHA shall be exercised at a price per Share equal to the Exercise Price per Share. Unless otherwise agreed by the Parties, the closing of such purchase and sale shall take place in accordance with the procedures set forth in Section 10.3 above mutatis mutandis and the aggregate price per Share shall be paid in one single installment on the closing date of the purchase and sale of the Shares.

15.2 With respect to certain Operational Agreements listed in Section 9.1(iii), the Parties hereby acknowledge and agree that in the case of a Material Breach by CSN under the (i) [•] occurs, then within [•] days following the delivery of a written notice provided by the New Investor relevant Party exercising its right ("Notice – Operational Agreements"), the New Investor may elect to sell all, but not less than all, of its Shares to CSN ("Put Option – Operational Agreements"), at the Exercise Price per Share. Unless otherwise agreed by the Parties, the closing of the purchase and sale provided for in this Section shall take place in accordance with Section 10.3 above mutatis mutandis and the aggregate Exercise Price per Share shall be paid in one single installment on the closing date of the purchase and sale of the Shares.

15.3 CSN acknowledges and agrees that the Put Option – Operational Agreements provided for in Section 15.2 above shall be enforceable against CSN during all times while the New Investor remains as a shareholder of the Company. For the avoidance of doubt, such put option rights shall not be affected by any event extinguishing or somehow changing the current relationship of the parties as shareholders of the Company, including, but without limitation, (i) the expiration of the term or termination by any reason of this Shareholders’ Agreement, (ii) any Direct Transfer of Shares by CSN to the New Investor or to a third party, and

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(iii) any direct or indirect assignment of CSN’s rights under the Operational Agreements.

15.3.1 CSN agrees that its obligation under Section 15.3 shall be reflected in a separate agreement as a condition of any Direct Transfer of Shares or assignment of its obligations under this Shareholders’ Agreement and/or Operational Agreements by CSN to a third party.

15.4 For the purposes of determining "Fair Market Value", the following procedures shall apply:

15.4.1 Within [•] days following the date of any of the notices referred to in Sections 10.1, 15.1 or 15.2 above, each of the Parties shall select one investment bank of international standing, which shall make an independent valuation of the fair market value of the Company in US dollars amounts, based on the assumptions set forth in Section 15.4.2. Parties agree that they shall cause such independent valuations to be made up to [•] days following the date of the relevant notice and shall submit such determination to the other Party. If the valuations differ by an amount that is 10% (ten percent) or less of the higher valuation, then the fair market value shall be calculated by averaging the independent valuations of the 2 (two) investment banks. If any investment bank’s valuation exceeds that of the other by more than 10% (ten percent) of the higher valuation, the 2 (two) investment banks shall select a third investment bank, which shall make its own independent valuation of the Company within [•] days following the date on which both initial valuations have been submitted to the Parties by the initial 2 (two) investment banks. In case the valuation prepared by the third investment bank falls within the valuations prepared by the 2 (two) initial investment banks (i.e., the third valuation is greater than the lowest of the 2 (two) previous valuations and lesser than the greatest of such 2 (two) previous valuations), then the valuation prepared by the third investment bank shall be considered the final fair market value of the Company. In case the valuation prepared by the third investment bank does not fall within the valuations prepared by the 2 (two) initial investment banks, then the final fair market value of the Company shall be one of the valuations performed by the initial 2 (two) investment banks that most closely resemble the valuation prepared by the third investment bank. The Parties shall each bear the costs and expenses associated with the investment bank they have engaged and shall share the costs of the third investment bank, as applicable.

15.4.2 Such valuations by the investment banks mentioned in Section 15.4.1 above shall be primarily based on the assumption of full and timely compliance by the Company with the Long-Term Business Plan and Mid-Term Business Plan of the Company approved by the Parties, in effect at the time of applicable notice under Sections X or XV (except for such uncured or otherwise non-remedied delays and non-compliances resulting from a breach by the Buyer of its obligations) and considering the then prevailing market conditions, including:

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(i) timely construction and completion of the high silica beneficiation plant, pellet plants and other facilities thereby considered, in accordance with the Long-Term Business Plan, Mid-Term Business Plan and the Annual Operating Budget,

(ii) timely purchase or lease of any and all relevant lands and assets, as well as the timely obtainment of any and all permits, licenses, consents, approvals, orders, waivers, authorizations, declarations, filings and other governmental approvals required in connection with the facilities described in item (i) above, as applicable; and

(iii) full compliance with the Operational Agreements, Amendment to Transportation Agreement and Shareholders’ Agreement by their relevant parties. For the avoidance of doubt, the Company's operational costs as described in certain Operational Agreements should be considered as follows: (a) P1 shall be considered as cash expenses of the Company, which are incurred throughout the life of the applicable Operational Agreement and (b) P2 shall be considered as non-cash expenses of the Company, which are incurred throughout the life of the applicable Operational Agreement and deducted from the advance payment amount under such Operational Agreement.

15.4.3 For the avoidance of doubt, for the purposes of calculating the Fair Market Value of the Company under this Section 15.4, "full compliance" with Operational Agreements and Amendment to Transportation Agreement shall mean that all obligations of the parties under such agreements shall be considered on a one hundred percent basis of the applicable contracted amounts (disregarding (i) any decrease of volume potentially allowed under such agreements and (ii) any Material Breach and its potential adverse effects under such agreements).

15.5 For the purposes of Section 15.2, "Material Breach" shall have the meaning ascribed to it in each of the following agreements: [•].

SECTION XVI. NON-COMPETE AND REFERRALS

16.1 The Parties hereto agree that each of the Parties (directly or through any entity that Controls, is Controlled by, or is under direct or indirect common Control with, such Party) may independently engage in the same type of business as the Company.

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

16.2 CSN hereby agrees that it shall not enter, directly or indirectly, into any agreements, arrangements or transactions in connection with purchases of iron ore ("Iron Ore Purchases"), except and to the extent that such Iron Ore Purchases do not impact or otherwise cause a reduction in the estimated Iron Ore Purchases of the Company, pursuant to the projections included in Exhibit 1.1 attached hereto. For the purposes of clarification, but without limiting the generality of the foregoing, Iron Ore Purchases by CSN will not impact or otherwise reduce the estimated Iron Ore Purchases of the Company provided that the Company has the ability to make Iron Ore Purchases in a volume equal to, at least, [•] up and until [•] and [•] thereafter.

SECTION XVII. TERM

17.1 The Parties (i) acknowledge that the investment of the New Investor into the Company is economically justified, among other aspects, by the existence of the Operational Agreements, entered into by CSN and the Company on the date hereof and (ii) agree that this Shareholders' Agreement shall remain in full force and effect for an initial term corresponding to the term of such Operational Agreements, i.e., until 2041. This Shareholders’ Agreement shall be automatically renewed for successive 15-year periods unless the Parties mutually agree (based on relevant economic reasons) not to renew this Shareholders’ Agreement.

SECTION XVIII. NOTICES

18.1 Any notice by any Party shall be prepared and delivered in English and addressed as follows:

I. COMPANHIA SIDERÚRGICA NACIONAL:

Avenida Brigadeiro Faria Lima, 3.400, 20th Floor
04538-132, São Paulo, SP, Brazil
Telephone: (55 11) 3049-7505
Facsimile: (55 11) 3049-7140/7212
e-mail: juarez.saliba@csn.com.br
Att.: Mr. Juarez Saliba de Avelar
With copy to:

Mr. Fernando Quintana Merino
Telephone: (55 11) 3049-7238
Facsimile: (55 11) 3049-7140/7212
e-mail: fernando.merino@csn.com.br

II. BIG JUMP ENERGY PARTICIPAÇÕES S.A.:

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

Rua da Consolação, 247, 3rd Floor, Room 85A
01031-903, São Paulo, SP, Brazil
Telephone: (55 11) 3170-8509
Facsimile: (55 11)3170-8549
Att.: Chief Executive Officer

III. NACIONAL MINÉRIOS S.A.:

Alameda da Serra, 400, 9th Floor
34.000 -000, Nova Lima, MG, Brazil

Telephone: (55 31) 3269-1410
Facsimile: (55 31)3269-1414
e-mail: adherbal.rego@csn.com.br and ricardo.abramof@csn.com.br
Att.: Mr. Ricardo Abramof and Mr. Adherbal Guimarães Rêgo

IV. BRAZIL JAPAN IRON ORE CORPORATION:

5-1, Kita-Aoyama 2-chome, Minato-ku
Tokyo 107-8077, Japan
Telephone: (81 3) 3497-3365
Facsimile: (81 3)3497-3342
e-mail: miyata-ya@itochu.co.jp
Att.: Mr. Yasuhiro Miyata

V. POSCO

POSCO Iron Ore Procurement Group
POSCO Center 23 F
Daechi-4dong, Gangnam-gu,
Seoul, 135-777, Korea
Telephone: (82 2) 3457-0306
Facsimile: (82 2) 3457-1908
e-mail: mdseo@posco.com
Att.: Mr. Myung Deuk Seo / Group Leader

18.2 Notices shall be deemed to have been delivered when sent with a return receipt or "aviso de recebimento" issued by the Empresa Brasileira de Correios e Telégrafos (Brazilian Official Post Office) to the above mentioned addresses or, in case of facsimile transmissions or e-mail communication, when a confirmation of such transmission or confirmation receipt is obtained. The original version of documents sent via facsimile or e-mail shall be sent to the above mentioned addresses no later than 2 (two) business days after such transmission.

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

SECTION XIX. MISCELLANEOUS

19.1 No waiver by any Party of any term or provision of this Shareholders' Agreement or of any default hereunder shall affect such Party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, under the terms of applicable law.

19.2 The Parties undertake to fulfill and cause others to fulfill all obligations hereunder and acknowledge that any acts performed or measures taken by the Parties or third parties in violation of this Shareholders' Agreement or in breach of the provisions hereunder are null and void among themselves, the Company and any third party.

19.3 This Shareholders' Agreement shall be binding upon and shall inure to the benefit of the Company, the Parties and their respective successors and assigns and shall be enforceable by the Parties hereto and their respective successors. Unless otherwise provided herein, or agreed upon all the Parties in writing, this Shareholders Agreement and all of its rights and obligations must not be assigned to any third party.

19.4 The obligations undertaken in this Shareholders' Agreement are irrevocable and unconditional.

19.5 Copies of this Shareholders' Agreement shall be delivered to the managers (administradores) of the Company. The documents evidencing their assumption of office shall contain a representation pursuant to which they acknowledge the provisions of this Shareholders' Agreement and undertake to comply with all obligations set forth herein, upon penalty of the sanctions provided for by applicable law.

19.6 This Shareholders' Agreement is the entire agreement between the Parties hereto in connection with the subject hereof (unless otherwise provided herein) and supersedes, as of the date hereof, any other agreement, contract, promise, undertaking, letter or any other form of agreement, communication or obligation, whether oral or written, by any Party (or any representative thereof) in respect of the matters covered in this Shareholders' Agreement (unless otherwise provided herein).

19.7 This Shareholders' Agreement is subject to specific performance under the terms of purposes of article 118 of Law N. 6,404, of December 15, 1976, as amended, and shall be filed at the Company's head office. The Company hereby irrevocably agrees on its own behalf and on behalf of its successors of any kind to comply with this Shareholders' Agreement and therefore executes it as intervening party. The Nominative Shares Registry Book of the Company, on the margin of the Shares registration, and the certificates representing the Shares, if issued, shall bear the following text: "The shares held by [Name of Shareholder] are subject to the restrictions on transfer, voting arrangements, and other provisions set forth in a Shareholders’ Agreement dated [ ]. All transfers of such shares shall be made in accordance with such Shareholders’ Agreement, otherwise shall be null and void".

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

19.8 The invalidity, in whole or in part, of any Section of this Shareholders' Agreement, shall not affect the other Sections, which shall continue to be valid and in effect until the remaining term of this Shareholders´ Agreement. In the event of any such invalidity, the Parties hereby undertake to negotiate, in the shortest period of time possible, in substitution for the invalidated clause, the inclusion in this Shareholders' Agreement of valid terms and conditions that reflect the terms and conditions of the invalidated clause, taking into consideration the intention and the purpose of the Parties at the time of the negotiation of the invalidated clause and the context in which it appears.

19.9 All rights and remedies of any Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have in law or in other agreements (including the Operational Agreements), and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies, except that in case of exercise of either put or call rights under Sections X and XV above, in which case it shall be the sole and exclusive remedy for any breach related to such exercise.

19.10 Each of the Parties hereto shall maintain the confidentiality of any information received from the other Party and/or the Company ("Confidential Information"), including, without limitation, all data and information obtained by any of them pursuant to this Shareholders’ Agreement, except for any information which (i) at the time of disclosure, is public information, (ii) after disclosure, is published or otherwise becomes part of the public domain without any violation of this Shareholders’ Agreement by the Parties, (iii) is received by the disclosing Party from a third party, provided that such third party, or any other party from whom such third party received such information, is not in breach of any confidentiality obligation in respect of such information. In the event that any Party becomes legally obligated (whether by applicable law, court order or otherwise) to disclose any of the Confidential Information, such Party shall (a) immediately notify the other Party of the existence, terms and circumstances in connection therewith, (b) to cooperate with the other Party in the event that any Party seeks a protective order or other appropriate remedy, (c) to furnish only that portion of the Confidential Information which is legally required and (d) to exercise its reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information. The Parties hereby acknowledge that each of them may disclose any Confidential Information, to the extent necessary and permitted by applicable law, to any of their respective direct or indirect shareholder, employee, officer, attorney, consultant, financial advisor, accountant or other representative thereof, in compliance with the provisions of this Section 19.10. Notwithstanding the foregoing, with regard to the Company, any Party may disclose certain financial information and other records, pertinent corporate documents and documents relating to the business of any member of the Company, to the extent reasonably necessary, to any prospective purchaser of such Party’s Shares, and to any employee, officer, attorney, consultant, financial advisor, accountant or other representative thereof, provided that such Party shall cause the prospective purchaser and employee, officer, attorney, accountant or other representative to enter into a confidentiality agreement in compliance with the provisions of this Section 19.10.

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

19.11 Any dispute, controversy or claim arising out of or relating to this Shareholders' Agreement ("Dispute") will be solved by arbitration, in accordance with the following provisions:

(i) The Dispute will be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules") in force at the time the Dispute arises.

(ii) Each Party shall appoint one arbitrator, and the 2 (two) party-appointed arbitrators shall designate a third arbitrator ("Arbitral Tribunal"). However, it is hereby agreed that if any Party fails to appoint its arbitrator, such arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce (the "ICC Court"). In case the 2 (two) appointed arbitrators fail to appoint the third arbitrator within [•] days from the date of their appointment, upon a written request of each of the parties, the ICC Court will appoint the third arbitrator.

(iii) The arbitration will be held in the City of São Paulo, Brazil. The arbitration procedure will be held in English language and in accordance with the Brazilian Law.

(iv) The Parties elect the courts of the City of São Paulo, State of São Paulo, exclusively for interim or conservatory measures, as provided for in the ICC rules.

(v) The Arbitral Tribunal will render its final award within [•] months as of the beginning of the arbitration. This term may be extended for up to [•] by the Arbitral Tribunal, provided it is justified.

(vi) Except for attorney’s fees, which shall be born individually by each Party, all expenses, costs and legal fees will be borne by one or both Parties as determined by the Arbitral Tribunal.

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

(vii) The Parties shall keep the confidentiality of each and every information concerning the arbitration.

(viii) All the Parties to the Agreement shall participate in any arbitration, joining the claimant or the defendant as the case may be. The Parties agree that any order, decision or determination of the Arbitral Tribunal shall be definitely binding.

IN WITNESS WHEREOF, the Parties hereto, together with the intervening parties, have caused this Shareholders' Agreement to be duly signed in 3 (three) counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same agreement, binding upon the Parties and the intervening parties and their respective heirs and successors in the presence of the 2 (two) witnesses below.

São Paulo, [•], 2008

[SIGNATURES ON THE NEXT PAGES]

CONFIDENTIAL TREATMENT REQUESTED BY COMPANHIA SIDERURGICA NACIONAL

Signature Page 1/2 of the Shareholders' Agreement, entered into [•], 2008, among Companhia Siderúrgica Nacional, Big Jump Energy Participações S.A., Nacional Minérios S.A., Brazil Japan Iron Ore Corporation and Posco.

COMPANHIA SIDERÚRGICA NACIONAL

Name:	Name:
Title:	Title:

BIG JUMP ENERGY PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

NACIONAL MINÉRIOS S.A.

Name:	Name:
Title:	Title:

Signature Page 2/2 of the Shareholders' Agreement, entered into [•], 2008, among Companhia Siderúrgica Nacional, Big Jump Energy Participações S.A., Nacional Minérios S.A., Brazil Japan Iron Ore Corporation and Posco.

BRAZIL JAPAN IRON ORE CORPORATION

Name:	Name:
Title:	Title:

POSCO

Name:	Name:
Title:	Title:

Witnesses:

Name:	Name:
CPF:	CPF:

EXHIBIT 1.1

LONG-TERM BUSINESS PLAN

[•]

EXHIBIT 11.1

MID-TERM BUSINESS PLAN

[•]